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FOR IMMEDIATE RELEASE
Investor Relations Hot Line
(408) 546-5500
Alison Reynders
Investor Relations Manager
(408) 546-4608


                  E-TEK Dynamics to Acquire Kaifa Technology


San Jose, California, July 27, 1999 -- E-TEK Dynamics, Inc. (Nasdaq: ETEK) today announced a definitive agreement to acquire privately-held Kaifa Technology of Sunnyvale, California. Kaifa is a developer of fiber optic components including Wavelength Division Multiplexing (WDM) components and modules, circulators, and isolators.

Under the terms of the agreement, shares of E-TEK common stock and cash with an aggregate value of approximately $40 million will be exchanged for all outstanding shares of Kaifa. The transaction is subject to various closing conditions.

Kaifa produces a broad range of fiber optic components for use in long haul, metro and cable market applications. In addition to the engineering and manufacturing center in Sunnyvale, Kaifa has manufacturing operations in China. Kaifa will broaden E-TEK's product line to include components such as a low cost circulator and a free space isolator, and increase E-TEK's DWDM component and module capacity.

"As we have stated, execution on our strategic, long term goals includes the pursuit of complementary acquisitions, such as Kaifa. By leveraging Kaifa's strengths, E-TEK expects to have a broader product line, more diversified market coverage, access to a larger customer base and significant offshore manufacturing capabilities. We believe that our customers will benefit from our improved ability to provide a broader range of low cost components and modules," said Michael Fitzpatrick, E-TEK's Chairman and Chief Executive Officer.

"We are excited to align our technological and manufacturing expertise with a market leader that can offer scale and scope. We believe that succeeding in new markets, such as metro, cable and access applications, requires the marketing and sales network, and the resources to increase capacity, that E-TEK provides. Together we can more aggressively pursue the growth opportunities in these markets," said Dr. Vincent Au-Yeung, President of Kaifa.

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Kaifa  Technology  was  founded in 1985 and  employs  175  people.  Dr.  Vincent
Au-Yeung will be General Manager and Vice President of the Kaifa business unit reporting to Sanjay Subhedar, E-TEK's Senior Vice President of Operations and Chief Financial Officer.

About E-TEK Dynamics
E-TEK Dynamics, Inc. (Nasdaq: ETEK), headquartered in San Jose, is a leader in the design and manufacturing of high quality passive components and modules for fiber optic systems. E-TEK's wavelength division multiplexers ("WDMs") are designed to increase the bandwidth capacity of new and existing fiber optic networks. Other E-TEK components, including isolators, couplers and integrated optics, are critical in enabling optical communications systems. These products are utilized in terrestrial and submarine long-haul fiber-optic networks as well as in emerging short-haul markets, such as metropolitan area networks. More information on E-TEK is available at www.e-tek.com. For further information regarding Kaifa Technology, please visit their web site at http://www.kaifatechnology.com

Forward Looking Statements
This press release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by E-TEK Dynamics with the SEC, specifically the Quarterly Report on Form 10-Q for the period ended
April 2, 1999, and the Registration Statement on Form S-1 filed on July 27, 1999, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including dependence on a limited number of major customers, complexity of introducing new products, dependence on a limited number of suppliers, risks from international operations, rapid technological change, increasing competition, continued industry consolidation and potential fluctuations in quarterly and annual results.


E-TEK Dynamics, E-TEK, and "Enabling Next-Generation Optical Networks" are trademarks of E-TEK Dynamics, Inc.

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